Exhibit 99.1

Nocopi Technologies Completes $5 Million Equity Offering, Further Increases Cash Position

September 13, 2023, King of Prussia, PA – Nocopi Technologies, Inc. (OTC: “NNUP”), a developer of specialty reactive inks, announced that on September 11, 2023, it completed a private placement of 1.25 million shares of common stock for gross proceeds of $5 million, or a purchase price of $4.00 per share. Nocopi intends on using the net proceeds from the private placement for working capital and general corporate purposes.

In connection with this transaction, Nocopi did not incur any placement fees or commissions or issue any warrants.

“This capital further supports the rollout of our growth strategy into other areas and demonstrates the strong ongoing support we have received from investors,” said newly appointed Chairman and CEO Michael S. Liebowitz.

A Form 8-K relating to these matters was filed with the Securities and Exchange Commission on September 13, 2023, and is available on the SEC’s website at www.sec.gov.

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About Nocopi Technologies (www.nocopi.com)

Nocopi develops and markets specialty reactive inks for unique, mess-free applications in the entertainment, toy and educational product markets. Nocopi also develops and markets document and product authentication technologies designed to combat fraudulent document reproduction, product counterfeiting and/or unauthorized product diversion. Nocopi derives revenue from technology licensing agreements as well as from the sale of its proprietary inks and other products to licensees and/or their licensed printers. Nocopi’s products and systems include trade secrets as well as patented technologies.

Cautionary Note Regarding Forward-Looking Statements

This release may contain projections and other "forward-looking statements" relating to Nocopi’s business that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and uncertainties that may cause actual results to differ materially from those anticipated. Forward-looking statements may address uncertainties regarding customer preferences or demand for products incorporating Nocopi technology that underlie the company’s revenue expectations, the company’s ability to develop new products and new product applications, the financial condition of customers and the timeliness of their payments, the impact of fluctuations in currencies, global trade and shipping markets, etc. Actual results could differ from those projected due to numerous factors and uncertainties, and Nocopi can give no assurance that such statements will prove to be correct nor that Nocopi’s actual results of operations, financial condition and performance will not differ materially from those reflected or implied by its forward-looking statements. Investors should refer to the risk factors outlined in Nocopi’s Form 10-K and other SEC reports available at www.sec.gov. Forward-looking statements are made as of the date of this press release; Nocopi assumes no obligation to update these statements.

Investor & Media Contacts

610-834-9600

ir@nocopi.com